Exhibit 3(ii).1

FIRST AMENDMENT
TO
AMENDED AND RESTATED BY-LAWS
OF
CELSIA TECHNOLOGIES, INC.

This First Amendment (this “Amendment”) to the Amended and Restated By-laws (the “By-laws”) of Celsia Technologies, Inc. (formerly known as iCurie, Inc.) is made as of August 9, 2007.

1.  Article III, Section 1(a) of the By-laws is hereby deleted and replaced with the following:

“The number of directors shall not be less than three (3), nor more than seven (7).”

2.  Except as provided explicitly in this Amendment, the By-laws will continue in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

CELSIA TECHNOLOGIES, INC.

By:	/s/ Jorge A. Fernandez
Name: Jorge A. Fernandez Title: Chief Financial Officer